UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): November 22, 2023

DELTA APPAREL, INC.
(Exact name of registrant as specified in its charter)

Georgia
(State or Other Jurisdiction of Incorporation)

1-15583		58-2508794
(Commission File Number)		(IRS Employer Identification No.)

2750 Premiere Pkwy., Suite 100, Duluth, Georgia 30097	30097
(Address of principal executive offices)	(Zip Code)

(678) 775-6900
(Registrant's Telephone Number Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company	Emerging growth company
☐	☒	☐	☒	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	DLA	NYSE American

Item 1.01              Entry into a Material Definitive Agreement.

On November 22, 2023, Delta Apparel, Inc. (the “Company”) entered into a Real Estate Purchase and Sale Contract with RH Dunn LLC (the “Buyer”) for the sale and long-term leaseback of the Company’s approximately 35-acre campus in Fayetteville, North Carolina with approximately 550,000 square feet of industrial space utilized across the Company’s various business units for manufacturing, decoration, distribution and other activities (the “Agreement”).

The purchase price for the Fayetteville campus is $25 million and the Company expects to receive net proceeds (after tax and transaction-related costs) of approximately $23 million. The Company intends to utilize the net proceeds to repay outstanding borrowings under its asset-based revolving credit facility. The Agreement contains customary representations, warranties and covenants made by the Company. The obligations of the Buyer under the Agreement are subject to inspection, due diligence and other customary closing conditions. The proposed transaction is currently expected to be completed on or about January 15, 2024.

The Company plans to continue operations at the Fayetteville campus uninterrupted and, as a condition to the closing of the transaction, the Company or its wholly-owned subsidiary will enter into a long-term lease agreement with the Buyer or its affiliate.  The lease agreement will have an initial term of 10 years, with two five-year renewal options.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01             Other Events.

The Company also recently entered into an agreement providing for the sale and long-term leaseback of the Company’s approximately 25-acre property in Clinton, Tennessee with approximately 164,000 square feet of distribution space utilized in the Company’s Activewear business.

The purchase price for the Clinton property is $6.5 million and the Company expects to receive net proceeds (after tax and transaction-related costs) of approximately $6 million. The Company intends to utilize the net proceeds to repay outstanding borrowings under its asset-based revolving credit facility. The proposed transaction is currently expected to be completed in or around January 2024, with the buyer’s obligation to close subject to inspection, due diligence and other customary closing conditions.

The Company plans to continue operations at the Clinton property uninterrupted and, as a condition to the closing of the transaction, the Company or its wholly-owned subsidiary will enter into a long-term lease agreement with the buyer or its affiliate.  The lease agreement will have an initial term of 6 years.

Exhibit Number	Description

10.1	Real Estate Purchase and Sale Contract between Delta Apparel, Inc. and RH Dunn LLC, made and entered into as of November 22,2023

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.

Date:	November 29, 2023	/s/ Justin M. Grow
Justin M. Grow
Executive Vice President and Chief Administrative Officer